Exhibit 99.2

Media Relations Contact: Tim McIntyre (734) 930-3563 Tim.Mcintyre@dominos.com

Domino’s Pizza Names Gregory A. Trojan to Its Board of Directors

Ann Arbor, Mich. (March 2, 2010) – Domino’s Pizza (NYSE: DPZ), the recognized world leader in pizza delivery, has named Gregory A. Trojan to its Board of Directors, effective March 1, 2010.

Since 2007, Mr. Trojan has served as president and chief operating officer at Guitar Center, Inc., the leading United States retailer of guitars, amplifiers, percussion instruments, keyboards and pro-audio and recording equipment, based in Westlake Village, Calif. From 1996 to 2006, he was president and CEO of House of Blues Entertainment, Inc. Mr. Trojan served as CEO of California Pizza Kitchen for two years while at Pepsico Inc., and held various positions within Pepsico from 1990 to 1996. Prior to that, he was a consultant at Bain & Company, the Wharton Small Business Development Center and Arthur Andersen & Co.

“We are thrilled to welcome Greg to our Board,” said David A. Brandon, Domino’s Chairman. “His broad consumer retail experience in industries spanning food, entertainment and hard goods will bring valuable strategic insights to our brand, making him an important member of our very talented Board.”

Mr. Trojan earned his MBA from the Wharton School at the University of Pennsylvania in 1986 and holds a bachelor’s degree from the University of Virginia’s McIntire School of Commerce. He has previously served on the Board of Directors at Oakley Inc.

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the recognized world leader in pizza delivery. Domino’s is listed on the NYSE under the symbol “DPZ.” Through its primarily locally-owned and operated franchised system, Domino’s operates a network of 8,999 franchised and Company-owned stores in the United States and over 60 international markets. The Domino’s Pizza® brand, named a Megabrand by Advertising Age magazine, had global retail sales of over $5.6 billion in 2009, comprised of nearly $3.1 billion domestically and over $2.5 billion internationally. Domino’s Pizza was named “Chain of the Year” by Pizza Today magazine, the leading publication of the pizza industry. In 2009, Domino’s ranked number one in customer satisfaction in a survey of consumers of the U.S. largest limited service restaurants, according to the annual American Customer Satisfaction Index (ACSI). Domino’s has expanded its menu significantly since 2008 to include Oven Baked Sandwiches and BreadBowl Pasta TM, and recently debuted its ‘Inspired New Pizza’ – a permanent change to its core hand-tossed product, reinvented from the crust up with new sauce, cheese and garlic seasoned crust.

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